EXHIBIT 99.1

Khaled El Marsafy
Block 4, Street 1, House 146
Salwa
Kuwait

Gregory Lykiardopoulos
Chief Executive Officer
Triton Distribution Systems, Inc.
One Harbor Drive
Suite 300
Sausalito, CA 94965

12th of November 2007

Subject: Resignation from the Board of Directors of Triton Distribution Systems Inc. (“Triton”)

Dear Gregory,

It is with regret that I wish to formally tender my resignation as a Director from the board of Triton, and from the two committees on which I serve, the Nominating and Corporate Governance Committee and the Audit Committee, effective immediately as of the date of this letter.

The reason for my resignation is that my commitments, both private and professional, will be increasing in the near future.  Such an increase in my commitments will unfortunately mean that I will not be able to continue to give Triton my full attention and hence will restrict me from being able to carry out my fiduciary duties as Director.  Now that Triton has succeeded in recruiting new Board Members, I trust that the Board will be fully able to continue carrying out its duties without me as a Director.

Please include disclosure as to my resignation in the draft form 10-Q for quarter ending September 30th 2007 which is to be filed in the next few days and with respect to which I am sending you my comments under separate cover.

I trust, of course, that you will promptly disclose all material developments since September 30th 2007 of which I may not be aware either in the body of the 10-Q, in a press release or on Form 8-K.  In addition, please take any additional or alternative action that may be necessary in accordance with the relevant SEC regulatory requirements, such as filing a Form 8-K with respect to my resignation, and kindly inform me of the same.

It was a pleasure serving on the Board of Triton and I wish you and Triton all the best for the future.

Respectfully,

/s/ Khaled El-Marsafy

Khaled El-Marsafy